Exhibit 99.9
Dell to Acquire 3PAR Brad Anderson David Scott SVP, Enterprise Product Group, Dell CEO, 3PAR Steven Schuckenbrock Rob Williams President, Large Enterprise, Dell Director, Investor Relations, Dell August 16, 2010

Forward-Looking Statements The planned tender offer described in this webcast and the presentation materials has not yet commenced. The description contained in this release is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission ("SEC"), and 3PAR will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to 3PAR's stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC's website: www.sec.gov Statements in this webcast and the presentation materials that relate to future results and events are forward-looking statements based on Dell's and 3PAR's current expectations, respectively. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, 3PAR's business may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; that the parties are unable to successfully implement integration strategies; and other risks that are described in Dell's and 3PAR's Securities and Exchange Commission reports, including but not limited to the risks described in Dell's Annual Report on Form 10-K for its fiscal year ended January 29, 2010 and 3PAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2010. Dell and 3PAR assume no obligation and do not intend to update these forward-looking statements. 2 2010 3PAR Acquisition - Dell Investor Relations

Key Transaction Facts Dell and 3PAR have entered into a definitive agreement under which Dell will acquire 3PAR for $18.00 per share in cash The transaction is valued at approximately $1.15 billion, net of 3PAR's cash The boards of both companies have unanimously approved the transaction Dell has reached retention agreements with 3PAR senior leadership team The transaction will be funded with cash, and pending regulatory approval, likely close by the end of this calendar year Transaction is expected to be accretive to Non-GAAP earnings in FY12 3 2010 3PAR Acquisition - Dell Investor Relations

3PAR at a Glance 3PAR is the leader in storage solutions for Cloud environments 3PAR sells high-end, virtualized storage system arrays with best-in-class software 668 employees as of June 30, 2010 $200 million TTM revenue, >50% CAGR over past 5 years 65% gross margin in FY2010 Strong IP with significant investments in technology and R&D team Agile Efficient Thin Resilient 4 2010 3PAR Acquisition - Dell Investor Relations

3PAR is a Leader in Scalable, Utility Storage Solutions High performance & scalability Multi-tenant utility storage for Cloud computing Easy provisioning, simplified planning, automated tuning Dynamic load balancing High density (40 HDDs/3RU) High utilization Enterprise availability Efficient virtual storage 5 2010 3PAR Acquisition - Dell Investor Relations 3PAR is the architecture of choice* used to deliver utility computing over the Cloud: Software as a Service (SaaS) Infrastructure as a Service (IaaS) Social Networking * 3PAR Utility Storage is the storage platform chosen by 7 of the world's top 10 revenue-generating managed service providers Technology Benefits Architectural Advantage

Why 3PAR? Architecture of Choice for the Cloud Enhances Dell's position in fast-growing utility storage critical for public and private cloud applications (e.g. SaaS, IaaS and social networking) Delivers high-end storage platform combining innovative hardware and software IP for unmatched performance and scalability Perfectly aligned with Dell's commitment to open, capable and affordable solutions that reduce TCO 90% lower administration and management costs 75% reduction in capacity, power, cooling, and floor space Improves Dell's profitability in the large, growing mid-range and high-end Fibre Channel SAN segment 3PAR grew >50% CAGR over past 5 years 3PAR generating 65% gross margin in FY2010 6 2010 3PAR Acquisition - Dell Investor Relations

Innovation *and* Customer Choice at Every Storage Tier



SAN "Block"
NAS "Unified & File"
High-End
3PAR Serving Information
T-Class (FC)
EMC Symmetrix (FC)
EMC Symmetrix with NS Gateway (FC)
Mid-Range
3PAR Serving Information
F-Class (FC)
Dell|EMC CX4 (FC or iSCSI)
EqualLogic PS Series (iSCSI)
EqualLogic| EXANET (iSCSI)
Dell|EMC NS (FC or iSCSI)
Entry
Dell AX4-5 (FC or iSCSI)
PowerVault MD (iSCSI)
PowerVault NX NAS
Dell NX4 (FC or iSCSI)
Intelligent Data Management (IDM) (e.g. Ocarina)

Strategic Acquisitions

Adding IP to deliver solutions customers require

- Utility storage for the Cloud
  - 3PAR Serving Information
- Unified Storage for block and file systems:
  - EqualLogic, EXANET
- Intelligent data management:
  - Content aware deduplication

ocarina networks

2010 3PAR Acquisition – Dell Investor Relations 7

How Does 3PAR Benefit? Scale & Distribution

Acquisition combines 3PAR's leadership in cloud based storage with Dell's scale, size and sales distribution to grow 3PAR faster and across more verticals

3PAR Technology Leadership

- Architectural competitive advantage
- Do not lose deals on technology
  - Thin, yet highly scalable
  - Over 70% storage utilization
  - Systems manage themselves
  - Lower TCO
- Platform is sticky
  - 76% repeat customers
  - 78% sales come from U.S.
  - 70% direct sales

Dell Enterprise Capabilities

- #1 x86 server provider in U.S.
- #1 cloud infrastructure provider
- #1 iSCSI storage provider
- EqualLogic grew from $100M to >$800M runrate business in nearly three years as a result of:
  - Listening to customer needs
  - Responding with sales training
  - Expanding sales distribution
  - Providing scale

2010 3PAR Acquisition – Dell Investor Relations
8

Key Take Aways Dell is building and acquiring IP in areas where customer needs are growing the fastest (e.g., services, cloud, iSCSI, dedupe, unified storage) 3PAR is the leader in providing utility storage solutions for cloud computing 3PAR's architectural advantage delivers unmatched performance and scalability for the cloud 3PAR brings the preferred architecture for utility computing where customers needs and business models are shifting Dell's scale will drive greater deployment and penetration of 3PAR's products Dell is committed to open, capable and affordable solutions that deliver value and lower TCO 9 2010 3PAR Acquisition - Dell Investor Relations

Q&A